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FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
------                     WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol   3.  IRS or Social Security Number of
                                                                                                Reporting Person (Voluntary)
            OYO CORPORATION U.S.A.                    OYO GEOSPACE CORPORATION (OYOG)
    -----------------------------------------    ----------------------------------------       --------------------------------
    (Last)       (First)        (Middle)

            7334 N. GESSNER ROAD
    -----------------------------------------
                 (Street)

    HOUSTON      TEXAS           77040
    -----------------------------------------
    (City)       (State)         (Zip)

4.  Statement for Month/Year    5.  If Amendment, Date of     6.  Relationship of Reporting Person to Issuer
                                    Original (Month/Year)         (Check all applicable)
             11/97
    ------------------------        ---------------------              Director                      X    10% Owner
                                                                  ---                               ---

                                                                       Officer (give title below)         Other (specify below)
                                                                  ---                               ---

7.  Individual or Joint/Group Filing (Check Applicable)

            X   Form filed by One Reporting Person
           ---

                Form filed by More than One Reporting Person
           ---


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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security              2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                         (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                      and 5)
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                                                                    Code      /     V                Amount / (A) or (D) / Price
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
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    COMMON STOCK, $.01 PAR VALUE       11/26/97                     S               N/A              1,000,000     D        $14.00
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

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                                     5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                         Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                         at End of Month              (Instr. 4)                       (Instr. 4)
                                         (Instr. 3 and 4)
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

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                                         3,000,000                    D                                N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form filed by more than one reporting person, see Instruction 4(b)(v)

                                                                         (Over)
                                                                SEC 1474 (7/96)
                                                                    Page 1 of 2

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FORM 4 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
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                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
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
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Not applicable.
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



                                 7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
                                     of Underlying             Derivative       Derivative           Form of             Indirect
                                     Securities (Instr.        Security         Securities           Derivative          Beneficial
                                     3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                                                                Owned at             Direct (D)          (Instr. 4)
                                              Amount or                         End of               or Indirect
                                              Number of                         Month                (I) (Instr. 4)
                                    Title     Shares                            (Instr. 4)
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

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
Explanation of Responses:

** Intentional misstatements or omissions of facts constitute             /s/ ERNEST M. HALL                      12/9/97
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                -----------------------------         ----------
   U.S.C. 78ff(a).                                                   By:  Ernest M. Hall, Jr. attorney-in-fact    Date
                                                                          ** Signature of Reporting Person


Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                  Page 2 of 2
form are not required to respond unless the form displays the currently valid OMB Number.                            SEC 1474 (7/96)
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